Exhibit 99.1

IR Biosciences Holdings, Inc. Scientific Update

Dear Investment Community,

I hope you find value in my messages to you.  I’d like for you to know how often I have planned to write this letter.  Many times it was on my daily schedule, only to find that it eventually moved to the following day or week. This was not a result of disinterest with keeping you informed, but rather an attempt to bring you pertinent information while hoping for some positive movement in the equities markets, banking industry and overall morale of the investing community. This strategy was partially effective. Obviously, we have not seen our markets rebound or even stabilize for that matter; quite frankly, it cannot matter to us at ImmuneRegen Biosciences, Inc. at this time. What is critical to our company and the company’s value is scientific progress and great data that advance programs and initiatives. This we can discuss and I am happy to highlight.

Since raising the most recent round of capital through Brencourt Advisors, LLC, a well- respected institutional investor, we have made significant progress with our two core scientific research programs. Moving them both in a parallel manner was a decision made based on the synergistic mechanisms by which our compound “Homspera” demonstrates activity and efficacy in the indications of radiation - and possibly chemotherapy-induced neutropenia and wound healing acceleration. Of course, the underlying mechanism of stem cell activity and differentiation is suggested to play a significant role in all of our areas of development, from infectious disease, adjuvant and wound care to differentiating and possibly mobilizing hematopoietic stem cell (HSCs).

The company is moving aggressively toward the clinical and human studies in wound healing and blood cell depletion, and we expect to be on target with our IND submissions on or before June 2009. We continue to employ some of the more impressive and effective people in their respective fields, enabling us to make the most informed decisions and providing our team with the tools necessary to execute as effectively as possible. These individuals have been learning about our compound and their prospective indications, as well as various applications – and have provided ImmuneRegen with the guidance and comfort of knowing that we are on the right course.  They have also informed us that the actions that are being implemented are instrumental for successful submissions, timely, and just plain, “spot on”.

These current economic conditions certainly make financings much more difficult for those seeking capital. Long-term we have additional capital needs, yet we are fortunate to have just closed the last round of funding with Brencourt Advisors, LLC.  We are committing our best efforts to be as effective at building shareholder value by developing relationships that will potentially and expectedly lead to a significant partnership for our drug candidate. Our objective is to continue to build value for our shareholders. As ImmuneRegen has evolved from an early preclinical-stage company to a later-stage scientific development company that is heading into the clinic, we feel grateful for the people and resources that we have in place, as well as for the plans that have been executed.  We are also very thankful to our shareholders and our outside partners who have assisted in financings and business relationships.

As we approach the holidays, I hope to bring you another update prior to the end of the year.  Either way, please be on the lookout for upcoming press releases.  Meanwhile, I will continue to forward all public communications to you.

Happy holidays and best regards,

Michael

Michael K. Wilhelm

About IR BioSciences Holdings, Inc.

IR BioSciences Holdings, Inc. is a development-stage biotechnology company. Through its wholly-owned subsidiary ImmuneRegen BioSciences, Inc., is focused on the research, development and licensing of Homspera®, an adult stem cell active compound that in study results has been shown to regenerate and strengthen the immune system and enhance wound healing. For more information, please visit www.immuneregen.com.

Statements about ImmuneRegen's future expectations, including statements about the potential use and scientific results for ImmuneRegen's drug candidates, science and technology, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. ImmuneRegen intends that such forward-looking statements be subject to the safe harbors created thereby. These future events may not occur as and when expected, if at all, and, together with ImmuneRegen's business, are subject to various risks and uncertainties. ImmuneRegen's actual results could differ materially from expected results as a result of a number of factors, including the uncertainties inherent in research and development collaborations, pre-clinical and clinical trials and product development programs (including, but not limited to the fact that future results or research and development efforts may prove less encouraging than current results or cause side effects not observed in current pre-clinical trials), the evaluation of potential opportunities, the level of corporate expenditures and monies available for further studies, capital market conditions, and others set forth in ImmuneRegen's periodic report on Form 10-Q for the three months ended June 30, 2008 as filed on August 14, 2008 and as amended on Form 10-Q/A, Amendment No. 1  filed on October 17, 2008,  and, on Form 10-KSB for the year ended December 31, 2007 as  filed on March 31, 2008 and as amended on Form 10-KSB/A, Amendment No. 1 filed on September 25, 2008 with the Securities and Exchange Commission. There are no guarantees that any of ImmuneRegen's proposed products will prove to be commercially successful. ImmuneRegen undertakes no duty to update forward-looking statements.